Exhibit 99.1

MEDecision Reports Second Quarter 2008 Financial Results

WAYNE, Pa., Jul 24, 2008 (BUSINESS WIRE) — MEDecision, Inc. (NASDAQ: MEDE), a leading provider of collaborative health care management solutions, today reported total revenues of $14.2 million for the second quarter of 2008, compared to $9.7 million for the same period last year, and a net loss of $0.3 million, or $0.02 per basic and diluted share, for the second quarter of 2008, compared to a net loss of $2.5 million, or $0.16 per basic and diluted share, for the same period last year.

Significant items during the second quarter included:

•                  Total revenue was $14.2 million for the second quarter of 2008 compared to $9.7 million in the second quarter of 2007 and included revenue from new contracts executed with Blue Cross Blue Shield of Florida and DC Chartered Health Plan;

•                  Gross margins were 62.6% in the second quarter of 2008, an increase from the 54.0% gross margin reported in the second quarter of 2007, reflecting primarily improvements in gross margin for term licenses; and

•                  Total operating expense as a percent of revenue declined to 64.1% in the second quarter of 2008 from 80.0% in the second quarter of 2007, a decrease primarily attributable to declines in general and administrative expenses as a percentage of revenue, partially offset by other expenses totaling $1.5 million relating to the pending merger with Health Care Service Corporation (HCSC).

“The highlights of our second quarter were the two new contracts that we signed during the quarter and the announcement of the pending merger with HCSC,” said David St.Clair, Founder and Chief Executive Officer of MEDecision. “The first agreement is with Blue Cross Blue Shield of Florida for our Alineo collaborative health care management platform, marking our twenty-fourth Blue Cross Blue Shield plan and affiliate and adding 3.8 million more covered lives to our book of business. The second agreement was with DC Chartered Health Plan a Medicaid provider with approximately 75,000 members. MEDecision will also host the solution as an Application Service Provider (ASP). We also announced the transaction with HCSC, which is proceeding as planned. We have scheduled the special shareholder meeting to vote on the transaction for August 14, 2008.”

Total revenue for the quarter ended June 30, 2008 was $14.2 million, a 45.9% increase compared to $9.7 million for the quarter ended June 30, 2007. The revenue by category for quarter ended June 30, 2008 was as follows: Subscription, maintenance and transactions fees of $8.2 million; term license revenue of $2.6 million and professional services revenue of $3.4 million.

Gross margin for the second quarter of 2008 was $8.9 million with gross margin as a percentage of revenue of 62.6%, compared to gross margin of $5.3 million with gross margin as a percentage of revenue of 54.0% in the second quarter of 2007.

Total operating expenses for the second quarter of 2008 were $9.1 million including $1.5 million in other expenses relating to the pending transaction with HCSC, resulting in a loss from operations of $0.2 million. This compares to $7.8 million in total operating expenses in the second quarter of 2007, resulting in a loss from operations of $2.5 million in that period.

For the three months ended June 30, 2008, the company reported a net loss to common shareholders of $0.3 million, or $0.02 per basic and diluted share based on weighted average shares outstanding of 16.3 million shares. Net loss available to common shareholders for the three-month period ended June 30, 2007 was $2.5 million, or $0.16 per basic and diluted share based on 15.3 million weighted average shares outstanding.

Conference Call Information

MEDecision will also host a Web cast and conference call at 8:30 am ET on June 24, 2008 to discuss results for the second quarter of 2008 and the outlook for 2008. A live Web cast of the conference call will be available online from the investor relations page of MEDecision’s corporate Web site at www.MEDecision.com. The dial-in numbers are (877) 407-0784 for domestic callers and (201) 689-8560 for international callers.

After the live Web cast, the call will remain available on MEDecision’s Web site until August 7, 2008. In addition, a telephonic replay of the call will be available until July 31, 2008. The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. Please use account number 3055 and conference ID number 291630.

About MEDecision

MEDecision offers collaborative health care management solutions that provide a simplified and smart way to manage the health of members and member populations which can improve the quality and affordability of care. Based on state-of-the-art technology, MEDecision’s solutions include Alineo(TM), a collaborative health care management platform for managing case, disease and utilization management and Nexalign(TM), a collaborative health care information exchange service. MEDecision believes that, in the aggregate, its health care payer customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information, please visit www.MEDecision.com.

Forward-Looking Statement

This release contains, and the conference call will contain forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements about the expected timing, completion and effects of the proposed merger between MEDecision and HCSC. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. MEDecision may not be able to complete the proposed merger because of a number of factors, including, among other things, the failure to obtain shareholder approval or the failure to satisfy other closing conditions. Other risks and uncertainties that may affect forward-looking statements are described in the “Risk Factors” section and elsewhere in the company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (SEC) on March 28, 2008 and the company’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (SEC) on May 9, 2008. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. MEDE-E

MEDecision, Inc.

Consolidated Statements of Operations

(in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenue
Subscription, maintenance & transaction fees	$8,206	$6,053	15,112	$11,764
Term licenses	2,616	299	2,865	1,866
Professional services	3,367	3,372	6,974	5,911
Total revenue	14,189	9,724	24,951	19,541

Costs of revenue
Subscription, maintenance & transaction fees	2,738	2,408	5,502	4,773
Term licenses	612	440	1,204	1,041
Professional services	1,956	1,627	3,883	3,105
Total cost of revenue	5,306	4,475	10,589	8,919

Gross margin
Subscription, maintenance & transaction fees	5,468	3,645	9,610	6,991
Term licenses	2,004	(141)	1,661	825
Professional services	1,411	1,745	3,091	2,806
Total gross margin	8,883	5,249	14,362	10,622

Operating expenses
Sales and marketing	2,858	2,232	4,797	4,473
Research and development	997	1,561	3,095	3,289
General and administrative	3,784	3,988	7,653	7,937
Other operating	1,456	—	1,456	—
Total operating expenses	9,095	7,781	17,001	15,699

Loss from operations	(212)	(2,532)	(2,639)	(5,077)

Interest (expense) income, net	(103)	7	(185)	51

Loss before income taxes	$(315)	$(2,525)	$(2,824)	$(5,026)

Provision for income taxes	(35)	—	(35)	—

Loss available to common shareholders	$(350)	$(2,525)	$(2,859)	$(5,026)

Loss available to common shareholders, basic and diluted	$(0.02)	$(0.16)	$(0.18)	$(0.33)

Weighted average shares used to compute loss available to common shareholders per common share, basic and diluted	16,338,104	15,344,853	16,310,520	15,264,375

MEDecision, Inc.

Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$9,343	$9,857
Accounts receivable, net of allowance for doubtful accounts of $81 (unaudited) and $72, respectively	8,196	9,991
Prepaid expenses	1,417	1,572
Other current assets	80	225
Total current assets	19,036	21,645

Property and equipment
Computer equipment and software	10,898	10,328
Leasehold improvements	3,399	3,389
Office equipment and furniture	2,076	1,918
	16,373	15,635
Less: accumulated depreciation and amortization	(7,802)	(6,522)
Net property and equipment	8,571	9,113

Capitalized software, net of accumulated amortization of $9,058 (unaudited) and $8,054, respectively	8,401	7,475
Other non-current assets	990	995
Total assets	$36,998	$39,228

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of capital lease obligations	$1,805	$1,899
Notes payable and current portion of long-term note payable	330	587
Accounts payable	3,404	3,934
Accrued payroll and related costs	1,045	867
Other accrued expenses	1,598	1,338
Deferred license and maintenance revenue	10,134	8,554
Deferred professional services revenue	1,023	1,495
Total current liabilities	19,339	18,674

Long-term liabilities
Capital lease obligations	2,383	2,642
Note payable	397	472
Deferred rent	2,425	2,428
Deferred license and maintenance revenue	189	323
Total long-term liabilities	5,394	5,865

Commitments and contingencies

Stockholders’ equity
Common stock	106,744	106,309
Accumulated deficit	(94,479)	(91,620)
Total stockholders’ equity	12,265	14,689

Total liabilities and stockholders’ equity	$36,998	$39,228

MEDecision, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Cash flows from operating activities
Net loss	$(350)	$(2,525)	(2,859)	$(5,026)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	777	663	1,522	1,329
Amortization of capitalized software	530	267	1,004	551
Stock-based compensation expense	54	311	377	523
Amortization of deferred financing cost	15	27	31	50
Provision for doubtful accounts	—	27	9	23
Loss on disposal of asset	1	15	2	15
Decrease (increase) in assets:
Accounts receivable	1,366	522	1,786	1,826
Prepaid expenses and other assets	44	246	258	(117)
(Decrease) increase in liabilities:
Accounts payable	552	(74)	(530)	(276)
Accrued payroll and related costs	238	(165)	184	(392)
Other accrued expenses	538	209	258	87
Deferred revenue	1,729	(308)	974	(464)
Net cash provided by (used in) operating activities	5,494	(785)	3,016	(1,871)

Cash flows from investing activities
Capitalized software	(1,439)	(1,103)	(1,930)	(1,962)
Purchase of property and equipment	(69)	(196)	(215)	(477)
Net cash used in investing activities	(1,508)	(1,299)	(2,145)	(2,439)

Cash flows from financing activities
Proceeds from exercise of common stock options	23	74	71	334
Repurchase of common stock to satisfy tax obligations	(1)	—	(4)	—
Repayment of capital lease obligations	(610)	(580)	(1,120)	(1,028)
Repayment of insurance note payable	(89)	(104)	(178)	(207)
Repayment on equipment note payable	—	(25)	—	(50)
Repayment on maintenance note payable	(67)	—	(154)	—
Net cash used in financing activities	(744)	(635)	(1,385)	(951)

Net increase (decrease) in cash and cash equivalents	3,242	(2,719)	(514)	(5,261)
Cash and cash equivalents, beginning of period	6,101	14,866	9,857	17,408
Cash and cash equivalents, end of period	$9,343	$12,147	9,343	$12,147

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$127	$112	260	$245

Supplemental disclosures of noncash investing and financing activities:
Property and equipment acquired under capital leases	$272	$87	767	$87

CONTACTS:

MEDecision, Inc.

Carl Smith, 610-540-0202

Carl.Smith@MEDecision.com

or

FD Ashton Partners

Mateo Millett, 617-897-1533

mateo.millett@fdashtonpartners.com